Exhibit 99.1

Stepan Reports Fourth Quarter Results and Record Full Year 2021 Earnings

Northbrook, Illinois, February 17, 2022 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $17.0 million, or $0.73 per diluted share, versus $30.4 million, or $1.30 per diluted share, in the prior year.  Adjusted net income* was $22.5 million, or $0.97 per diluted share versus $33.1 million, or $1.42 per diluted share, in the prior year.  Total Company sales volume decreased 4% versus the prior year.

•

Surfactant operating income was $32.4 million versus $43.3 million in the prior year. This decrease was primarily due to supply chain disruptions, lower sales volume and the non-recurrence of a $3.0 million insurance recovery, related to the 2020 Millsdale, IL plant power outage, recognized in the fourth quarter of 2020.  Global Surfactant sales volume decreased 9% and primarily reflects lower demand for cleaning products in the consumer products business versus the pandemic peak in 2020.  Higher demand for products sold into the institutional cleaning and functional product end markets partially offset the above.

•

Polymer operating income was $12.9 million versus $22.8 million in the prior year. Global Polymer sales volume increased 12%.  Global rigid polyol volume was up 13% versus the prior year due to the INVISTA polyester polyol acquisition.  The operating income decrease primarily reflects supply chain disruptions and the non-recurrence of two fourth quarter 2020 events: (i) a $10.0 million insurance recovery related to the 2020 Millsdale, IL plant power outage, and; (ii) a $1.4 million partial settlement received from the Chinese government as compensation for the government-mandated shutdown of the Company’s China JV in 2012.

•

Specialty Product operating income was $2.1 million versus $5.2 million in the prior year.  This decrease was primarily attributable to order timing differences within our food and flavor business and lower volume within the medium chain triglycerides (MCT) product line.

•

The Company estimates that supply chain disruptions negatively impacted Surfactant, Polymer and Specialty Product operating results by $3.0 million, $3.0 million and $1.0 million, respectively, during the fourth quarter of 2021.  All three segments have implemented additional price increases to help offset inflationary pressures.

•	The effect of foreign currency translation negatively impacted net income by $0.8 million, or $0.03 per diluted share, versus the prior year.

Full Year Highlights

•

Reported net income for full year 2021 was a record $137.8 million, or $5.92 per diluted share, versus $126.8 million, or $5.45 per diluted share, in the prior year.  Adjusted net income* was a record $143.5 million, or $6.16 per diluted share, versus $132.0 million, or $5.68 per diluted share, in the prior year.  Total Company sales volume reached a record high, up 2% versus the prior year.

•

The Surfactant segment delivered operating income of $166.0 million, down 2% versus the prior year.  Surfactant global sales volume was down 5% primarily due to lower demand for cleaning products in the consumer products business versus the pandemic peak in 2020.  Higher demand for products sold into the institutional cleaning and functional product end markets partially offset the above.  The Polymer segment delivered $73.6 million of operating income, up 8% versus the prior year. Global Polymer sales volume was up 29% versus the prior year primarily due to the INVISTA polyol acquisition.  Specialty Product operating income was $14.2 million versus $14.0 million in the prior year.

•

The Company estimates that supply chain disruptions negatively impacted Surfactant, Polymer and Specialty Product operating results by $12.0 million, $8.0 million and $1.0 million, respectively, during full year 2021.

•	The effect of foreign currency translation positively impacted net income by $1.2 million, or $0.05 per diluted share, versus the prior year.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“The Company delivered record full year earnings in 2021.  Both reported net income and EPS were up 9% and adjusted net income and adjusted EPS were up 9% and 8%, respectively, versus full year 2020,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.  “The Company delivered another record year despite approximately $21.0 million of supply chain disruptions.  We are grateful that we have a strong team that was able to offset these headwinds with strong margin management, cost reduction efforts and one-time tax savings projects.  Once again the Stepan team stepped up to the challenge and delivered strong results.”

“Fourth quarter net income was down 44% and adjusted net income was down 32% primarily due to the non-recurrence of a $13.0 million insurance recovery, related to the 2020 Millsdale, IL plant power outage, recognized in the fourth quarter of 2020 and the negative impact of global supply chain disruptions and inflationary pressures during the current year quarter.  For the quarter, Surfactant operating income was down 25% largely due to North American supply chain disruptions, higher planned maintenance costs and the non-recurrence of the 2020 insurance recovery.  A 9% decline in global Surfactant sales volume, mostly related to the consumer product business, was partially offset by improved margins, and product and customer mix.  Our Polymer operating income was down 44% primarily due to the non-recurrence of the 2020 insurance recovery and supply chain disruptions.  Global Polymer sales volume was up 12% largely due to the INVISTA acquisition.  Our Specialty Product business results were down due to lower volume and reduced margins.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2021	2020	% Change	2021	2020	% Change
Net Sales	$610,027	$494,734	23%	$2,345,966	$1,869,750	25%
Operating Income	$19,997	$44,500	(55)%	$170,781	$171,522	(0)%
Net Income Attributable to Stepan	$16,995	$30,350	(44)%	$137,804	$126,770	9%
Earnings per Diluted Share	$0.73	$1.30	(44)%	$5.92	$5.45	9%

Adjusted Net Income *	$22,493	$33,120	(32)%	$143,499	$132,014	9%
Adjusted Earnings per Diluted Share *	$0.97	$1.42	(32)%	$6.16	$5.68	8%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year fourth quarter reported net income includes $2.2 million of after-tax expense versus $2.3 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The fourth quarter of 2021 includes $0.2 million of after-tax expense versus $0.1 million of after-tax expense in the prior year.

•

Business Restructuring and Asset Disposition:  The fourth quarter of 2021 includes a $2.0 million after-tax loss on the sale of one of the Company’s corporate headquarters buildings and $0.3 million of after-tax decommissioning expense related to the Company’s Canadian plant closure.  The fourth quarter of 2020 included $0.4 million of after-tax expense related to the Company’s Canadian plant closure.

•

Environmental Remediation – The fourth quarter of 2021 reported net income includes $0.8 million of after-tax expense versus no expense exclusion to arrive at adjusted net income in the prior year.  The majority of the current year expense reflects an adjustment to the environmental remediation reserve for the Company’s Maywood, New Jersey site.

Percentage Change in Net Sales

Net sales in the fourth quarter of 2021 increased 23% year-over-year primarily due to higher selling prices that were mainly attributable to improved product and customer mix and the pass-through of higher raw material costs.  The higher average selling prices were partially offset by a 4% decline in sales volume and the unfavorable impact of foreign currency translation.

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Volume	(4)%	2%
Selling Price & Mix	29%	22%
Foreign Translation	(2)%	1%
Total	23%	25%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net Sales
Surfactants	$420,123	$358,441	17%	$1,562,795	$1,351,686	16%
Polymers	$173,676	$116,695	49%	$713,440	$452,277	58%
Specialty Products	$16,228	$19,598	(17)%	$69,731	$65,787	6%
Total Net Sales	$610,027	$494,734	23%	$2,345,966	$1,869,750	25%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2021	2020	% Change	2021	2020	% Change
Operating Income
Surfactants	$32,441	$43,291	(25)%	$165,999	$169,101	(2)%
Polymers	$12,862	$22,784	(44)%	$73,591	$68,214	8%
Specialty Products	$2,126	$5,163	(59)%	$14,178	$13,966	2%
Segment Operating Income	$47,429	$71,238	(33)%	$253,768	$251,281	1%
Corporate Expenses	$(27,432)	$(26,738)	3%	$(82,987)	$(79,759)	4%
Consolidated Operating Income	$19,997	$44,500	(55)%	$170,781	$171,522	(—)%

Total segment operating income for the fourth quarter of 2021 decreased $23.8 million, or 33%, versus the prior year quarter.  Total segment operating income for full year 2021 increased $2.5 million, or 1%, versus the prior year.

•

Surfactant net sales were $420.1 million for the quarter, a 17% increase versus the prior year.  Selling prices were up 27% primarily due to improved product and customer mix as well as the pass-through of higher raw material costs.   Sales volume decreased 9% year-over-year.  Most of this decrease reflects lower sales volume into the North American consumer product end markets due to lower demand for consumer cleaning, disinfection and personal wash products versus the pandemic peak.  Higher global demand for products sold into the institutional cleaning and functional product end markets partially offset the above.  The effect of foreign currency translation negatively impacted net sales by 1%.  Surfactant operating income for the quarter decreased $10.9 million, or 25%, versus the prior year quarter primarily due to inflationary pressures, supply chain disruptions and higher planned maintenance expenses.  Also contributing to the decline in operating income was the non-recurrence of a $3.0 million insurance recovery, related to the 2020 Millsdale, IL plant power outage, recognized in the fourth quarter of 2020.

•

Polymer net sales were $173.7 million for the quarter, a 49% increase versus the prior year quarter.  Selling prices increased 39% primarily due to the pass through of higher raw material costs.  Sales volume increased 12% in the quarter primarily due to 13% rigid polyol growth that was attributable to the INVISTA acquisition.  Higher demand within the specialty polyols and phthalic anhydride businesses also contributed to the sales volume growth.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 2%.  Polymer operating income decreased $9.9 million, or 44%, primarily due to supply chain disruptions and the non-recurrence of two fourth quarter 2020 events: (i) a $10.0 million insurance recovery related to the Millsdale, IL plant power outage, and; (ii) a $1.4 million partial settlement received from the Chinese government as compensation for the government-mandated shutdown of the Company’s China JV in 2012.

•

Specialty Product net sales were $16.2 million for the quarter, a 17% decrease versus the prior year.  Sales volume was down 6% between years and operating income declined $3.0 million, or 59%.  The operating income decrease was primarily attributable to order timing differences within our food and flavor business and lower volume within our medium chain triglycerides (MCT) product line.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Total - Corporate Expenses	$27,432	$26,738	3%	$82,987	$79,759	4%
Less:
Deferred Compensation Expense	$4,747	$5,234	(9)%	$6,895	$9,988	(31)%
Business Restructuring and Asset Disposition	$3,086	$504	512%	$3,353	$1,212	177%
Adjusted Corporate Expense	$19,599	$21,000	(7)%	$72,739	$68,559	6%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, decreased $1.4 million, or 7% for the quarter.  The decrease was primarily due to lower incentive-based compensation and acquisition-related expenses, partially offset by higher insurance premiums.

Income Taxes

The Company’s full year effective tax rate was 20.1% in 2021 versus 25.4% in 2020.  This year-over-year decrease was primarily attributable to: (i) benefits recognized in 2021 related to the utilization of prior year foreign tax credits; (ii) the non-recurrence of unfavorable tax expense in the fourth quarter of 2020 related to cash repatriations to facilitate the INVISTA acquisition, and; (iii) more favorable research and development tax credits recognized in 2021 versus 2020.

Shareholder Return

The Company paid $7.5 million of dividends to shareholders in the fourth quarter of 2021.  For the full year the Company paid $28.1 million of dividends and repurchased $17.0 million of Company stock.  The Company has $150.0 million remaining under the share repurchase program authorized by its Board of Directors.  With the cash dividend increase in the fourth quarter of 2021, the Company has increased its dividend on the Company’s common stock for 54 consecutive years.

Selected Balance Sheet Information

The Company’s total debt increased by $83.8 million and cash increased by $53.9 million versus the third quarter of 2021.  The increase in debt primarily reflects the previously disclosed issuance of $100.0 million private placement senior notes during December 2021.  The increase in cash reflects the $100.0 million of senior notes partially offset by scheduled debt payments in November 2021, higher working capital requirements and higher capital expenditures.  The Company’s net debt level increased $29.9 million versus the third quarter of 2021 while the net debt ratio increased from 14% to 16% (net debt and net debt ratios are non-GAAP measures).

($ in millions)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Net Debt
Total Debt	$363.6	$279.8	$238.9	$248.4	$198.7
Cash	159.2	105.3	127.1	150.7	349.9
Net Debt	$204.4	$174.5	$111.8	$97.7	$(151.2)
Equity	1,074.2	1,057.3	1,048.8	1,002.3	986.7
Net Debt + Equity	$1,278.6	$1,231.8	$1,160.6	$1,100.0	$835.5
Net Debt / (Net Debt + Equity)	16%	14%	10%	9%	-18%

The major working capital components were:

($ in millions)	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Net Receivables	$419.5	$413.6	$391.7	$380.6	$301.3
Inventories	305.5	290.9	266.1	235.1	218.8
Accounts Payable	(323.4)	(314.5)	(286.9)	(264.2)	(236.8)
	$401.6	$390.0	$370.9	$351.5	$283.3

The Company had full year capital expenditures of $194.5 million in 2021 versus $125.8 million in the prior year.

2022 Outlook

“The Company delivered record full year earnings in 2021,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer. “Looking forward, we believe that demand for our products will remain strong but that the Company will continue to be challenged by the same external factors that impacted us during 2021.  From a segment perspective, we believe that Surfactant volumes within the institutional cleaning, agricultural and oilfield markets will grow versus 2021.  We also remain cautiously optimistic that consumer consumption of cleaning, disinfection and personal wash products will improve slightly in 2022 after significant de-stocking efforts in 2021.  We believe our Polymer business will deliver growth versus prior year and we continue to believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes should increase demand.  We anticipate our Specialty Product business results will improve slightly year-over-year.”

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2021 results at 10:00 a.m. ET (9:00 a.m. CT) on February 17, 2021. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 918-9578, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-

looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2021 and 2020

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Net Sales	$610,027	$494,734	$2,345,966	$1,869,750
Cost of Sales	526,774	385,942	1,950,156	1,486,137
Gross Profit	83,253	108,792	395,810	383,613
Operating Expenses:
Selling	14,906	15,824	59,186	55,543
Administrative	23,466	26,405	92,906	87,362
Research, Development and Technical Services	17,051	16,325	62,689	57,986
Deferred Compensation Expense	4,747	5,234	6,895	9,988
	60,170	63,788	221,676	210,879

Business Restructuring and Asset Disposition	3,086	504	3,353	1,212

Operating Income	19,997	44,500	170,781	171,522

Other Income (Expense):
Interest, Net	(1,063)	(1,294)	(5,753)	(5,409)
Other, Net	3,303	1,150	7,509	4,954
	2,240	(144)	1,756	(455)

Income Before Income Taxes	22,237	44,356	172,537	171,067
Provision for Income Taxes	5,179	13,424	34,642	43,411
Net Income	17,058	30,932	137,895	127,656
Net (Income) Attributable to Noncontrolling Interests	(63)	(582)	(91)	(886)
Net Income Attributable to Stepan Company	$16,995	$30,350	$137,804	$126,770
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.74	$1.32	$6.01	$5.52
Diluted	$0.73	$1.30	$5.92	$5.45
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,868	22,942	22,922	22,949
Diluted	23,254	23,316	23,287	23,256

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Net Income Reported	$16,995	$0.73	$30,350	$1.30	$137,804	$5.92	$126,770	$5.45

Deferred Compensation (Income) Expense	$2,168	$0.09	$2,312	$0.10	$1,484	$0.06	$4,004	$0.17
Business Restructuring/Asset Disposition Exp.	$2,343	$0.10	$379	$0.02	$2,543	$0.11	$905	$0.04
Cash-Settled SARs (Income) Expense	$203	$0.01	$79	$0.00	$165	$0.01	$335	$0.02
Environmental Remediation Expense	$784	$0.04	$-	$-	$1,503	$0.06		$-

Adjusted Net Income	$22,493	$0.97	$33,120	$1.42	$143,499	$6.16	$132,014	$5.68

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$2,853		$3,041		$1,952		$5,268
Business Restructuring/Asset Disposition Exp.	$3,086		$504		$3,353		$1,212
Cash-Settled SARs (Income) Expense	$267		$104		$217		$441
Environmental Remediation Expense	$1,031		$-		$1,977		$-
Total Pre-Tax Adjustments	$7,237		$3,649		$7,499		$6,921

Cumulative Tax Effect on Adjustments	$(1,739)		$(879)		$(1,804)		$(1,677)

After-Tax Adjustments	$5,498	$0.24	$2,770	$0.12	$5,695	$0.24	$5,244	$0.23

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $2.9 million of expense versus $3.0 million of expense in the prior year.  The full year pre-tax impact was $2.0 million of expense versus $5.3 million of expense in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock were as follows:

	2021				2020
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$124.29	$112.94	$120.27	$127.11	$119.32	$109.00	$97.10	$88.46

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2021	2020	2021	2020
Deferred Compensation
Operating Income (Expense)	$(4,747)	$(5,234)	$(6,895)	$(9,988)
Other, net – Mutual Fund Gain (Loss)	1,894	2,193	4,943	4,720
Total Pretax	$(2,853)	$(3,041)	$(1,952)	$(5,268)
Total After Tax	$(2,168)	$(2,312)	$(1,484)	$(4,004)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three and twelve month periods ending December 31, 2021 as compared to 2020:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation
	2021	2020			2021	2020
Net Sales	$610.0	$494.7	$115.3	$(6.1)	$2,346.0	$1,869.8	$476.2	$24.4
Gross Profit	83.3	108.8	(25.5)	(1.1)	395.8	383.6	12.2	2.6
Operating Income	20.0	44.5	(24.5)	(0.9)	170.8	171.5	(0.7)	1.4
Pretax Income	22.2	44.4	(22.2)	(1.0)	172.5	171.1	1.4	1.5

.

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2021 and December 31, 2020

	December 31, 2021	December 31, 2020
ASSETS
Current Assets	$913,368	$905,651
Property, Plant & Equipment, Net	850,604	682,667
Other Assets	301,640	164,018
Total Assets	$2,065,612	$1,752,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$500,476	$416,554
Deferred Income Taxes	12,491	20,745
Long-term Debt	322,862	160,812
Other Non-current Liabilities	155,590	165,860
Total Stepan Company Stockholders’ Equity	1,074,193	986,693
Noncontrolling Interest	-	1,672
Total Liabilities and Stockholders’ Equity	$2,065,612	$1,752,336